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                                                                     Exhibit 8.1


                           [HALE AND DORR LETTERHEAD]








                                 August 8, 2000




Arch Communications Group, Inc.
1800 West Park Drive, Suite 250
Westborough, Massachusetts 01581

Re: Registration Statement on Form S-4 and Prospectus of Arch Communications Group, Inc.

Ladies and Gentlemen:

         We are counsel to Arch Communications Group, Inc., a Delaware Corporation ("Arch"), and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333-93321) (the "Registration Statement") under the Securities Act of 1933, as amended, which includes the Prospectus relating to Arch's offer to exchange up to 29,651,984 shares of its common stock for all of its outstanding 10 7/8% senior discount notes due 2008 (the "Notes") at an exchange ratio of 66.1318 shares for each $1,000 principal amount of Notes (the "Exchange Offer"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

         We have examined and relied upon the Registration Statement and the exhibits thereto and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Exchange Offer under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the expiration date of the Exchange Offer, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the date hereof in the application or interpretation of the income tax laws of the United States.
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         Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax consequences of the Exchange Offer referred to below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Exchange Offer or any other transaction (including any transaction undertaken in connection with the Exchange Offer). We express no opinion regarding the tax consequences of the Exchange Offer to certain taxpayers that are subject to special tax rules, such as banks and other financial institutions, tax-exempt organizations, insurance companies, traders or dealers in securities or currencies, custodians, nominees or similar financial intermediaries holding Notes for others, persons that hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the United States dollar.

         On the basis of, and subject to, the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the discussion under the section "Material Federal Income Tax Considerations" in the Registration Statement, subject to the limitations and qualifications described therein, accurately describes the material United States federal income tax considerations of the Exchange Offer relevant to U.S. holders of the Notes.

         No opinion is expressed as to any federal income tax consequence of the transactions described in the Registration Statement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than you and the holders of Notes on or before the expiration date of the Exchange Offer, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Exchange Offer. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                     Very truly yours,


                                     /s/ Hale and Dorr LLP


                                     HALE AND DORR LLP